Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

HILL-ROM REPORTS FISCAL FOURTH QUARTER AND FULL-YEAR RESULTS; ANNOUNCES FISCAL 2015 FINANCIAL OUTLOOK

•	Fourth quarter revenue of $480 million increased 10 percent versus prior year
•	Adjusted diluted earnings per share for the fourth quarter of $0.74 compare to $0.71 in the prior year
•	Reported diluted earnings per share for the fourth quarter of $0.42 compare to $0.59 in the prior year
•	Full-year operating cash flow of $210 million compares to $263 million in the prior year
•	Fiscal year 2015 adjusted earnings per share are expected to be $2.42 to $2.48; Full-year reported revenue is expected to grow 11 to 13 percent

CHICAGO, Ill., November 5, 2014 -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal fourth quarter ended September 30, 2014 and announced its fiscal year 2015 financial outlook.  Adjusted earnings per diluted share of $0.74 increased 4 percent from $0.71 in the prior year, while reported earnings per diluted share of $0.42 decreased 29 percent from $0.59.  Adjustments to reported earnings are detailed in the reconciliation schedules provided.

Hill-Rom’s quarterly revenue was $480 million, a 10 percent increase compared to last year on both a reported and constant currency basis, primarily due to the Trumpf Medical acquisition which closed on August 1, 2014.  Domestic revenue was $304 million, up 5 percent, while revenue outside the United States increased 18 percent on a constant currency basis to $176 million.

For the full year, revenue was $1,686 million compared to $1,716 million for the prior year, a decrease of 2 percent on both a reported and constant currency basis.  Adjusted earnings per diluted share for fiscal 2014 were $2.25 compared to $2.38 in 2013, a decrease of 5 percent.  Reported earnings per diluted share for the full year were $1.04 compared to $1.74 for the prior year.

Management Comments

“We are pleased to report 10 percent revenue growth and adjusted earnings ahead of our guidance for the quarter,” said John Greisch, Hill-Rom President and Chief Executive Officer.  “We delivered on our commitments for the quarter and finished the year with strength in our key North America core business.  Our guidance for 2015 reflects continued improvement, but a cautious outlook with respect to Europe and the North America hospital capital spending environment.”

Fourth Quarter Financial and Operational Results

-- Revenue:

-- North America.  North America revenue increased 1 percent to $247 million.  Capital revenue increased 5 percent.  Rental revenue declined 9 percent, or 2 percent excluding the impact of the third party reimbursed home care rental business, which Hill-Rom has exited.

-- International.  International segment revenue declined 3 percent to $126 million (down 2 percent on a constant currency basis) with strength in Asia Pacific, Latin America and the Middle East, offset by lower revenue in Europe.  Capital revenue declined 3 percent while rental revenue increased 3 percent on a constant currency basis.

-- Surgical/Respiratory Care.  Surgical and Respiratory Care revenue increased 67 percent reflecting continuing growth across all legacy businesses plus the addition of Trumpf Medical revenue.

-- Full-year operating cash flow was $210 million compared to $263 million in the prior year.

-- Hill-Rom appointed Carlyn Solomon to the position of Chief Operating Officer and Steven J. Strobel was named Chief Financial Officer.  Both are seasoned executives with significant global experience.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to the Company’s Annual Report on Form 10-K which will be filed in November.

Financial Guidance Summary

Revenue:  For fiscal 2015, Hill-Rom expects reported revenue growth of approximately 11 to 13 percent.  This reflects:
•	low single-digit constant currency organic growth;
•	negative currency impact of approximately 1 to 2 percent at current rates; and
•	revenue contribution from Trumpf Medical.

For the first quarter of fiscal 2015, Hill-Rom expects reported revenue growth of 14 to 16 percent.  This reflects:
•	low single-digit constant currency organic growth;
•	negative currency impact of approximately 2 percent at current rates; and
•	revenue contribution from Trumpf Medical.

Adjusted Earnings per Diluted Share:  The Company’s guidance for full year adjusted earnings per diluted share is $2.42 to $2.48.

First quarter adjusted earnings per diluted share are expected to be $0.44 to $0.48.

Cash Flow:  Hill-Rom expects cash flow from operations for the full year to be approximately $250 million.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  This measure excludes strategic developments, special charges or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions.  This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast today at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://www.media-server.com/m/p/v2nckqig. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 11026172. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through November 11, 2014, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 11026172. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 7,000 employees worldwide.  We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarter Ended September 30		Year Ended September 30

	2014	2013	2014	2013
Net revenue
Capital sales	$389.5	$342.5	$1,301.4	$1,308.3
Rental revenue	90.3	95.4	384.7	407.9
Total revenue	479.8	437.9	1,686.1	1,716.2
Cost of revenue
Cost of goods sold	221.3	189.7	730.2	747.8
Rental expenses	45.2	45.5	176.0	188.1
Total cost of revenue	266.5	235.2	906.2	935.9
Gross profit
Capital	168.2	152.8	571.2	560.5
Rental	45.1	49.9	208.7	219.8
Total gross profit	213.3	202.7	779.9	780.3
As a percentage of total revenue	44.5%	46.3%	46.3%	45.5%

Research and development expenses	21.6	18.0	71.9	70.2
Selling and administrative expenses	151.6	134.6	548.3	549.5
Special charges	4.7	2.0	37.1	5.7

Operating profit	35.4	48.1	122.6	154.9

Other income/(expense), net	(1.2)	(3.3)	(7.4)	(10.9)

Income tax expense	9.6	9.5	54.6	39.0

Net income	$24.6	$35.3	$60.6	$105.0

Diluted earnings per share:
Earnings per share	$0.42	$0.59	$1.04	$1.74

Average common shares outstanding - diluted (thousands)	58,426	59,314	58,523	60,250

Dividends per common share	$0.1525	$0.1375	$0.5950	$0.5250

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. Hill-Rom uses non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue - Constant Currency
(Dollars in millions)

	Quarter Ended September 30
	2014	Foreign Exchange	2014	2013	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$389.5	$(0.3)	$389.8	$342.5	13.8%
Rental revenue	90.3	0.1	90.2	95.4	-5.5%
Total	$479.8	$(0.2)	$480.0	$437.9	9.6%

North America	$247.3	$(0.4)	$247.7	$245.0	1.1%
Surgical and Respiratory Care	106.5	0.6	105.9	63.7	66.2%
International	126.0	(0.4)	126.4	129.2	-2.2%
Total	$479.8	$(0.2)	$480.0	$437.9	9.6%

	Year Ended September 30
	2014	Foreign Exchange	2014	2013	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$1,301.4	$7.0	$1,294.4	$1,308.3	-1.1%
Rental revenue	384.7	1.4	383.3	407.9	-6.0%
Total	$1,686.1	$8.4	$1,677.7	$1,716.2	-2.2%

North America	$888.9	$(3.1)	$892.0	$958.3	-6.9%
Surgical and Respiratory Care	301.6	1.8	299.8	245.8	22.0%
International	495.6	9.7	485.9	512.1	-5.1%
Total	$1,686.1	$8.4	$1,677.7	$1,716.2	-2.2%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarter Ended September 30, 2014			Quarter Ended September 30, 2013
	Income Before Income Taxes	Income Tax Expense	Diluted EPS *	Income Before Income Taxes	Income Tax Expense	Diluted EPS*

GAAP Earnings	$34.2	$9.6	$0.42	$44.8	$9.5	$0.59
Adjustments:
Acquisition and integration costs	9.9	2.8	0.12	1.9	0.6	0.02
Acquisition-related intangible asset amortization	7.9	2.4	0.09	6.8	3.0	0.06
FDA remediation expenses	1.7	0.6	0.02	2.0	0.8	0.02
Special charges	4.7	0.4	0.07	2.0	0.6	0.02
Foreign valuation allowance and acquisition dividend tax	-	(0.7)	0.01	-	-	-
International tax reorganization	-	-	-	-	0.8	(0.01)
Adjusted Earnings	$58.4	$15.1	$0.74	$57.5	$15.3	$0.71

	Year Ended September 30, 2014			Year Ended September 30, 2013
	Income Before Income Taxes	Income Tax Expense	Diluted EPS*	Income Before Income Taxes	Income Tax Expense	Diluted EPS

GAAP Earnings	$115.2	$54.6	$1.04	$144.0	$39.0	$1.74
Adjustments:
Acquisition and integration costs	16.3	5.0	0.19	8.8	2.9	0.10
Acquisition-related intangible asset amortization	28.8	8.7	0.34	27.7	10.1	0.29
Field corrective actions	(1.7)	(0.6)	(0.02)	12.2	4.0	0.14
Employee benefits change	(13.4)	(5.1)	(0.14)	-	-	-
FDA remediation expenses	4.5	1.7	0.05	6.1	2.3	0.06
Litigation charge	-	-	-	0.5	0.5	-
Special charges	37.1	10.9	0.45	5.7	1.8	0.06
Foreign valuation allowance and acquisition dividend tax	-	(20.3)	0.35	-	-	-
International tax reorganization	-	-	-	-	0.8	(0.01)
Adjusted Earnings	$186.8	$54.9	$2.25	$205.0	$61.4	$2.38

* Does not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2014	September 30, 2013
Assets
Current Assets
Cash and cash equivalents	$99.3	$127.4
Trade accounts receivable, net of allowances	411.0	361.8
Inventories, net	176.2	118.3
Other current assets	92.8	80.5
Total current assets	779.3	688.0

Property, plant and equipment, net	261.5	234.3
Goodwill	399.8	342.8
Other assets	311.5	321.7

Total Assets	$1,752.1	$1,586.8

Liabilities
Current Liabilities
Trade accounts payable	$112.7	$80.8
Short-term borrowings	126.9	81.2
Other current liabilities	202.7	183.4
Total current liabilities	442.3	345.4

Long-term debt	364.9	225.8
Other long-term liabilities	138.4	156.9

Total Liabilities	945.6	728.1

Shareholders' Equity	806.5	858.7

Total Liabilities and Shareholders' Equity	$1,752.1	$1,586.8

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended September 30

	2014	2013
Operating Activities
Net income	$60.6	$105.0
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	65.4	71.2
Amortization	12.2	17.9
Acquisition-related intangible asset amortization	28.8	27.7
Provision for deferred income taxes	3.9	(14.8)
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	7.2	1.5
Stock compensation	18.0	13.5
Excess tax benefits from employee stock plans	0.3	(0.3)
Change in working capital excluding cash, current investments, current debt, acquisitions and dispositions:
Trade accounts receivable	17.1	30.8
Inventories	9.1	8.4
Other current assets	(2.6)	(6.5)
Trade accounts payable	7.0	0.1
Accrued expenses and other liabilities	(12.5)	(0.2)
Other, net	(4.2)	8.9
Net cash provided by operating activities	210.3	263.2

Investing Activities
Capital expenditures and purchases of intangible assets	(62.7)	(65.3)
Proceeds on sales of property and equipment leased to others	2.4	5.9
Payment for acquisition of businesses, net of cash acquired	(239.5)	-
Refund on acquisition of businesses	4.6	0.8
Other	0.7	-
Net cash used in investing activities	(294.5)	(58.6)

Financing Activities
Net change in short-term debt	(0.2)	-
Borrowings on revolving credit facility	252.0	-
Payments on revolving credit facility	(57.0)	(35.0)
Proceeds from long-term debt	0.8	-
Payment of long-term debt	(11.4)	(10.1)
Payment of acquired debt	(26.8)	-
Purchase of noncontrolling interest	(1.3)	(1.6)
Payment of cash dividends	(34.2)	(31.2)
Proceeds from exercise of stock options	11.5	7.6
Proceeds from stock issuance	2.5	2.5
Excess tax benefits from employee stock plans	(0.3)	0.3
Treasury stock acquired	(71.8)	(94.0)
Net cash provided by (used in) financing activities	63.8	(161.5)

Effect of exchange rate changes on cash	(7.7)	-

Net Cash Flows	(28.1)	43.1

Cash and Cash Equivalents:
At beginning of period	127.4	84.3
At end of period	$99.3	$127.4